PERFORMANCE SHARE UNIT AGREEMENT WITH EMPLOYEE
(Unum Group Stock Incentive Plan of 2012)
THIS AGREEMENT, dated as of [Grant Date], is entered into by and between Unum Group, a Delaware corporation (the “Company”), and [Participant Name] (the “Employee”).
W I T N E S S E T H
In consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom, the parties hereto agree as follows:

1.	Grant, Vesting and Forfeiture of Performance Share Units.
(a)Grant. Subject to the provisions of this Agreement and to the provisions of the Unum Group Stock Incentive Plan of 2012 (the “Plan”), the Company hereby grants to the Employee, as of [Grant Date] (the “Grant Date”), [Number Granted] Performance Share Units (the “Performance Share Units”), each with respect to one share of common stock of the Company, par value $0.10 per Share. All capitalized terms used herein, to the extent not defined, shall have the meaning set forth in the Plan.
(b)Earning Performance Share Units/Performance Period.
(i)Earning Performance Share Units. Subject to Section 1(b)(ii) and 1(c) below, the Employee shall earn a percentage of Performance Share Units in accordance with Schedule A on the date that the Committee certifies that the Company has achieved the performance goals set forth on Schedule A, which date shall be no later than two and a half months after the end of the performance period extending from January 1, 2014 to December 31, 2016, inclusive (the “Performance Period”).
(ii)Performance Period. Subject to the terms and conditions of this Agreement, the Performance Share Units earned pursuant to Section 1(b)(i) shall vest and no longer be subject to any restriction upon the expiration of the Performance Period.
(c)Termination of Employment.
(i)General. Upon the Employee’s Termination of Employment for any reason (other than as specified in Section 1(c)(ii) or 1(c)(iii) below) during the Performance Period, all Performance Share Units still subject to restriction shall be forfeited.
(ii)Without Cause. In the event of the Employee’s Termination of Employment during the Performance Period by the Company without Cause, including as a result of job elimination or requalification, or by the Employee for Good Reason (provided that the Employee’s employment agreement, if any, provides for Termination of Employment for “Good Reason”, in which case, “Good Reason” shall have the meaning ascribed to it in the employment agreement), the Employee shall earn a number of Performance Share Units equal to the product of (x) the number of Performance Share Units determined in accordance with Section 1(b)(i) and (y) a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period; provided, that, if the Employee is eligible for Retirement at the time of the Employee’s Termination of Employment by the Employee for Good Reason, the vesting of such Employee’s Performance Share Units shall be governed by Section 1(c)(iii) below. Such Performance Share Units shall be settled at such time as Performance Share Units would be settled in accordance with Section 2.
(iii)Retirement/Death/Disability; Retirement Definition. In the event of the Employee’s Termination of Employment during the Performance Period due to the Employee’s death, Disability or Retirement, the Employee shall earn a number of Performance Share Units equal to the number of Performance Share Units determined in accordance with Section 1(b)(i), assuming that the Employee had remained employed through the time at which the Committee certifies that the Company has achieved the performance goals set forth on Schedule A; provided, that, in the case of the Employee’s Retirement or Disability, the Employee does not breach the covenants set forth in Section 5 below and the Employee (or in the case of the Employee’s Disability, the Employee’s legal representative on behalf of the Employee, if applicable) executes and submits to the Company within 10 business days following each anniversary of the Grant Date during the Restricted Period (as defined in Section 5 below) a certification in the form provided to the Employee by the Company that states that the Employee has adhered to the provisions of Section 5 below (the “Certification”). Such Performance Share Units shall be settled at such time as Performance Share Units would be settled in accordance with Section 2. For the avoidance of doubt, in the event that the Employee incurs a Termination of Employment during the Performance Period due to the Employee’s Retirement or Disability and the Employee fails to comply with the covenants set forth in Section 5 below or fails to execute and submit the Certification, the Performance Share Units will be forfeited. For purposes of this Agreement, “Retirement” shall mean the Employee’s Termination of Employment after (x) the attainment of age 65, (y) the attainment of age 55 and at least 15 years of continuous service if, on December 31, 2013, the Employee was at least age 50 and had at least 10 years of continuous service, or (z) the attainment of age 60 and at least 15 years of continuous service, in each case only if such Termination of Employment is approved as a “Retirement” by (1) the Committee in the case of an Employee who is subject to Section 16 of the Exchange Act or a “covered employee” within the meaning of Section 162(m) of the Code, or (2) the Chief Executive Officer or Senior Vice President, Corporate Human Resources, in the case of all other individuals.
(iv)Employment. For purposes of this Agreement, employment with the Company shall include employment with the Company’s Affiliates and successors. Nothing in this Agreement or the Plan shall confer upon the Employee any right to continue in the employ of the Company or any of its Affiliates or interfere in any way with the right of the Company or any such Affiliates to terminate the Employee’s employment at any time.

2.	Settlement of Units.
Subject to Section 9 (pertaining to the withholding of taxes), and except as otherwise provided in Section 6, as soon as practicable after the date on which the Performance Period expires and the Committee certifies that the Company has achieved the performance goals set forth on Schedule A, and in no event later than two and a half months after the end of the Performance Period, the Company shall deliver to the Employee or his or her personal representative, in book-position or certificate form, one Share that does not bear any restrictive legend making reference to this Agreement for each Performance Share Unit earned pursuant to this Agreement.

3.	Nontransferability of the Performance Share Units.
During the Performance Period and until such time as the Performance Share Units are ultimately settled as provided in Section 2 above, the Performance Share Units and Shares covered by the Performance Share Units shall not be transferable by the Employee by means of sale, assignment, exchange, encumbrance, pledge, hedge or otherwise; provided, however, that nothing in this Section 3 shall prevent transfers by will or by the applicable laws of descent and distribution. Any purported or attempted transfer of such Performance Share Units or Shares in contravention of this Section 3 shall be null and void.

4.	Rights as a Stockholder.
During the Performance Period and until such time as the Performance Share Units are ultimately settled as provided in Section 2 above, the Employee shall not be entitled to any rights of a stockholder with respect to the Performance Share Units (including, without limitation, any voting rights); provided that with respect to any dividends paid on Shares underlying the Performance Share Units, such dividends will be reinvested into additional Performance Share Units, which, as applicable, shall vest and be settled at such time as, and in the same ratio and only to the extent that the underlying Performance Share Units vest and are settled.

5.	Confidentiality; Non-Competition; Non-Solicitation; Non-Disparagement.
(a)    The Employee acknowledges that in the event of the Employee’s Termination of Employment during the Performance Period due to the Employee’s Retirement or Disability (in such event, the Employee is referred to in this Section 5 as a “Restricted Employee”), the Restricted Employee shall have the opportunity to earn the Performance Share Units in accordance with Section 1(c)(iii) above, and that, in consideration of such opportunity and the grant of the Performance Share Units, the Employee hereby covenants and agrees to comply with the following:
(i)    The Restricted Employee will use confidential information gained during employment with the Company or any Affiliate for the benefit of the Company only and, without the prior written consent of the Company, shall not, at any time during the period extending from the date of the Restricted Employee’s Termination of Employment until the expiration of the Performance Period (the “Restricted Period”) or thereafter, directly or indirectly, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for the Restricted Employee’s own benefit or for the benefit of others, other than as required by law or legal process. For purposes of the foregoing, confidential information shall not include information that becomes generally available to the public, other than as a result of disclosure by the Restricted Employee.
(ii)    The Restricted Employee shall not, at any time during the Restricted Period, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any Competing Business, whether for compensation or otherwise. Notwithstanding the preceding sentence, the Restricted Employee shall not be prohibited from owning less than 1% of any publicly traded corporation, whether or not such corporation is deemed to be a Competing Business. For the purposes of this Agreement, a “Competing Business” shall be any business which is a significant competitor of the Company or any of its Affiliates, unless the Restricted Employee’s primary duties and responsibilities with respect to such business are not related to the management, operation or provision of disability insurance or complementary insurance products and services (including group, individual and voluntary benefits, life insurance and related products and services) in any country where the Company or any of its Affiliates is conducting business.
(iii)    The Restricted Employee shall not, at any time during the Restricted Period, directly or indirectly, either for the Restricted Employee’s own benefit or purpose or for the benefit or purpose of any other person, solicit, assist, or induce any Covered Employees to terminate their relationships with the Company or its Affiliates, or employ, or offer to employ, call on, or actively interfere with the Company’s or any Affiliate’s relationship with any Covered Employee, provided that this paragraph shall not prohibit general solicitations in the form of classified advertisements or the like in newspapers, on the internet, or in other media. For purposes of this Agreement, “Covered Employee” means an representative, officer or broker of the Company or any Affiliate.
(iv)    The Restricted Employee shall not, at any time during the Restricted Period, directly or indirectly, make any statement, oral or written, public or in private, which is reasonably foreseeable as harming the Company’s or any Affiliate’s business interests or impacts negatively on the Company’s or any Affiliate’s business reputation or reputation in the community. Nothing in this paragraph will be construed to prevent the Restricted Employee from communicating with or responding to a request for information from a federal, state, administrative agency or court.
(b)    Any termination of the Employee’s employment or the termination or expiration of this Agreement shall have no effect on the continuing operation of this Section 5.
(c)    The terms and provisions of this Section 5 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Employee’s future employment imposed by this Section 5 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 5 unreasonable in duration or geographic scope or otherwise, the Employee and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.
(d)    The Employee acknowledges and agrees that any breach or threatened breach of the provisions of Section 5(a) will result in substantial, continuing and irreparable injury to the Company and/or its Affiliates. Therefore, in addition to any other remedy that may be available to the Company and/or its Affiliates, the Company and/or its Affiliates shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of such provisions, and to specific performance of each of the terms thereof in addition to any other legal or equitable remedies that the Company or any Affiliate may have. Without limiting the foregoing, if the Restricted Employee violates any provision of Section 5(a) or has knowledge of conduct that results in a violation of Section 5(a), then all of the Restricted Employee’s outstanding Performance Share Units hereunder shall immediately be forfeited.

6.	Adjustment; Change in Control.
In the event of certain transactions during the Performance Period, the Performance Share Units shall be subject to adjustment as provided in Section 3(d) of the Plan or any applicable successor provision under the Plan.
Notwithstanding anything in Section 1 to the contrary, subject to Section 3(d) of the Plan or any applicable successor provision under the Plan, upon the occurrence of a Change in Control the Performance Share Units shall (i) be deemed earned in the number of Performance Share Units originally granted as provided in Section 1(a), without regard to performance (including additional Performance Share Units acquired upon reinvestment of dividends in accordance with Section 4), (ii) shall remain outstanding and shall vest and be subject to restriction until the end of the Performance Period in accordance with Section 1(b)(ii), and (iii) subject to this Section 6, shall be settled by the Company as provided in Section 2. For purposes of this Agreement, Performance Share Units that are deemed earned upon, and remain outstanding following a Change in Control pursuant to this Section 6, shall be referred to as “Assumed PSUs”.
Notwithstanding anything in Section 1 to the contrary, (A) upon a Termination of Employment of the Employee occurring upon or during the two years immediately following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by reason of death, Disability or Retirement, by the Company without Cause, or by the Employee for Good Reason, then such Assumed PSUs shall become free of all restrictions and fully vested and shall be settled as soon as practicable following the date of Termination of Employment (but not later than 30 days thereafter); provided, however, in each case, that that any Assumed PSUs that constitute “nonqualified deferred compensation” as defined under Section 409A of the Code shall, to the extent necessary to avoid the imposition of penalty taxes under Section 409A of the Code, only be so settled if the Change in Control constitutes a “change in control event” within the meaning of Section 409A of the Code and shall otherwise only be settled on the earliest date permissible under Section 409A of the Code; (B) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by reason of death, Disability or Retirement, then such Assumed PSUs shall become free of all restrictions and fully vested and shall be settled in accordance with Section 2 hereof; and (C) upon a Termination of Employment of the Employee occurring more than two years following the date of a Change in Control (but prior to the settlement of the Employee’s Assumed PSUs) by the Company without Cause or by the Employee for Good Reason, then a portion of such Employee’s Assumed PSUs, equal to the full value of the Assumed PSUs multiplied by a fraction, the numerator of which is the number of full and partial months that have lapsed from the first day of the Performance Period until the date of the Termination of Employment and the denominator of which is the total number of months in the Performance Period, shall become free of all restrictions and be vested and shall be settled in accordance with Section 2 hereof (for the avoidance of doubt, if an Employee who is eligible for Retirement incurs a Termination of Employment by the Company without Cause or by the Employee for Good Reason, the vesting of such Employee’s Assumed PSUs shall be governed by subsection (B) hereof). Nothing in this Section 6 shall preclude the Company from settling, upon a Change in Control, any Performance Share Units, to the extent effectuated in accordance with Treasury Reg. § 1.409A-3(j)(ix)).

7.	Payment of Transfer Taxes, Fees and Other Expenses.
The Company agrees to pay any and all original issue taxes and stock transfer taxes that may be imposed on the issuance of shares received by an Employee in connection with the Performance Share Units, together with any and all other fees and expenses necessarily incurred by the Company in connection therewith.

8.	Other Restrictions.
(a)    The Performance Share Units shall be subject to the requirement that, if at any time the Committee shall determine that (i) the listing, registration or qualification of the Shares subject or related thereto upon any securities exchange or under any state or federal law is required, or (ii) the consent or approval of any government regulatory body is required, then in any such event, the grant of Performance Share Units shall not be effective unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
(b)    If the Employee is an insider as described under the Company’s Insider Trading Policy (as in effect from time to time and any successor policies), the Employee shall be required to obtain pre-clearance from the General Counsel or Securities Counsel of the Company prior to purchasing or selling any of the Company’s securities, including any shares issued upon vesting of the Performance Share Units, and may be prohibited from selling such securities other than during an open trading window. The Employee further acknowledges that, in its discretion, the Company may prohibit the Employee from selling such securities even during an open trading window if the Company has concerns over the potential for insider trading.

9.	Taxes and Withholding.
No later than the date as of which an amount first becomes includible in the gross income of the Employee for federal, state, local or foreign income, employment or other tax purposes with respect to any Performance Share Units, the Employee shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, the minimum federal, state, local and foreign taxes that are required by applicable laws and regulations to be withheld with respect to such amount. The obligations of the Company under this Agreement shall be conditioned on compliance by the Employee with this Section 9, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Employee, including deducting such amount from the delivery of shares upon settlement of the Performance Share Units that gives rise to the withholding requirement.

10.	Notices.
All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery to the other party or by facsimile, overnight courier, or registered or certified mail, return receipt requested, postage prepaid, addressed as follows:
If to the Employee:
At the most recent address
on file at the Company
If to the Company:
Unum Group
1 Fountain Square
Chattanooga, Tennessee 37402
Attention: Executive Compensation, Human Resources
or to such other address or facsimile number as any party shall have furnished to the other in writing in accordance with this Section 10. Notices and communications shall be effective when actually received by the addressee. Notwithstanding the foregoing, the Employee consents to electronic delivery of documents required to be delivered by the Company under the securities laws.

11.	Effect of Agreement.
This Agreement is personal to the Employee and, without the prior written consent of the Company, shall not be assignable by the Employee otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Employee’s legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

12.	Laws Applicable to Construction; Consent to Jurisdiction.
The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the State of Delaware without reference to principles of conflict of laws, as applied to contracts executed in and performed wholly within the State of Delaware. In addition to the terms and conditions set forth in this Agreement, the Performance Share Units are subject to the terms and conditions of the Plan, which is hereby incorporated by reference.

13.	Severability.
The invalidity or enforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

14.	Conflicts and Interpretation.
In the event of any conflict between this Agreement and the Plan, the Plan shall control. In the event of any ambiguity in this Agreement, or any matters as to which this Agreement is silent, the Plan shall govern including, without limitation, the provisions thereof pursuant to which the Committee has the power, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, and (c) make all other determinations deemed necessary or advisable for the administration of the Plan. The Employee hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions thereof. The Employee and the Company each acknowledge that this Agreement (together with the Plan) constitutes the entire agreement and supersedes all other agreements and understandings, both written and oral, between the parties or either of them, with respect to the subject matter hereof.

15.	Amendment.
The Company may modify, amend or waive the terms of the Performance Share Unit award, prospectively or retroactively, but no such modification, amendment or waiver shall materially impair the rights of the Employee without his or her consent, except as required by applicable law, stock exchange rules, tax rules or accounting rules. The waiver by either party of compliance with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by such party of a provision of this Agreement.

16.	Section 409A.
It is the intention of the Company that the Performance Share Units shall either (a) not constitute “nonqualified deferred compensation” as defined under Section 409A of the Code, or (b) comply in all respects with the requirements of Section 409A of the Code and the regulations promulgated thereunder, such that no delivery of or failure to deliver Shares pursuant to this Agreement will result in the imposition of taxation or penalties as a consequence of the application of Section 409A of the Code. Performance Share Units that (i) constitute “nonqualified deferred compensation” as defined under Section 409A of the Code and (ii) vest as a consequence of the Employee’s termination of employment shall not be delivered until the date that the Employee incurs a “separation from service” within the meaning of Section 409A of the Code (or, if the Employee is a “specified employee” within the meaning of Section 409A of the Code and the regulations promulgated thereunder, the date that is six months following the date of such “separation from service”). If the Company determines after the Grant Date that an amendment to this Agreement is necessary to ensure the foregoing, it may make such an amendment, notwithstanding Section 15 above, effective as of the Grant Date or any later date, without the consent of the Employee.

17.	Headings.
The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of this Agreement.

18.	Counterparts.
This Agreement may be executed in counterparts, which together shall constitute one and the same original.

19.	Waiver and Release.
In consideration for the granting of the Performance Share Units, the Employee hereby waives any and all claims whether known or unknown that the Employee may have against the Company and its Subsidiaries and Affiliates and their respective directors, officers, shareholders, agents or employees arising out of, in connection with or related to the Employee’s employment, except for (1) claims under this Agreement, (2) claims that arise after the date hereof and obligations that by their terms are to be performed after the date hereof, (3) claims for compensation or benefits under any compensation or benefit plan or arrangement of the Company and its Subsidiaries and Affiliates, (4) claims for indemnification respecting acts or omissions in connection with the Employee’s service as a director, officer or employee of the Company or any of its Subsidiaries and Affiliates, (5) claims for insurance coverage under directors’ and officers’ liability insurance policies maintained by the Company or any of its Subsidiaries or Affiliates, or (6) any right the Employee may have to obtain contribution in the event of the entry of judgment against the Company as a result of any act or failure to act for which both the Employee and the Company or any of its Subsidiaries or Affiliates are jointly responsible. The Employee waives any and all rights under the laws of any state (expressly including but not limited to Section 1542 of the California Civil Code), which is substantially similar in wording or effect as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the Release, which if known by him must have materially affected his settlement with the debtor.
This waiver specifically includes all claims under the Age Discrimination in Employment Act of 1967, as amended. The Employee acknowledges that the Employee (a) has been advised to consult an attorney in connection with entering into this Agreement; (b) has 21 days to consider this waiver and release; and (c) may revoke this waiver and release within seven days of execution upon written notice to Legal Counsel, Employment and Labor, Law Department, Unum Group, 1 Fountain Square, Chattanooga, Tennessee 37402. The waiver and release will not become enforceable until the expiration of the seven-day period. If the waiver and release is revoked during such seven-day period, the grant shall be void and of no further effect.
IN WITNESS WHEREOF, as of the date first above written, the Company has caused this Agreement to be executed on its behalf by a duly authorized officer and the Employee has hereunto set the Employee’s hand.
Date: [Acceptance Date]    EMPLOYEE: [Participant Name]

[Participant Signature]
UNUM GROUP
By:
[Authorized Signature]
[Name]
[Title]

Schedule A
Subject to the terms and conditions of the Agreement, the Employee shall earn a percentage of Performance Share Units based on the following two steps.
First, the number of Performance Share Units will be determined based on the following chart:

	Performance Metrics*
Percentage of Performance Share Units Earned	Average Three-Year After-Tax Operating Earnings Per Share	Average Three-Year Return on Equity
50%	$2.87	8.18%
63%	$3.11	8.87%
75%	$3.35	9.55%
88%	$3.58	10.23%
100%	$3.82	10.91%
113%	$3.97	11.32%
125%	$4.11	11.73%
138%	$4.25	12.14%
150%	$4.40	12.55%

*	If Additional Adjustment Items are applied to actual performance metrics, applicable adjustments may also be made to the targets listed in this table.
Each of the performance metrics above shall be weighted equally at 50 percent. Results that are in between the numbers appearing on the chart shall be interpolated on a straight line basis.
Second, the final number of Performance Share Units earned will be determined by adjusting the number of Performance Share Units derived from the chart above and multiplying it by the TSR Factor as set forth in the chart below based on the TSR Percentile Ranking (as defined below):

TSR Percentile Ranking	TSR Factor
75% or above	1.2
62.5%	1.1
50%	1.0
42.5%	0.9
35% or below	0.8
If the TSR Percentile Ranking is in between the numbers appearing on the chart, the TSR Factor shall be calculated based on straight line interpolation.
“Additional Adjustment Items” shall mean any of the following to the extent not included or assumed in the Company’s financial plans for fiscal years 2014 to 2016 as of the date of this Agreement: (i) adjustments resulting from accounting policy changes, legal or regulatory rule or law changes; (ii) the impact of any acquisitions, divestitures or block reinsurance transactions; (iii) adjustments to the closed block of business; (iv) the effect of any regulatory, legal or tax settlements; (v) the effect of changes to strategic asset allocation; (vi) debt issuance, repurchasing or retirement, or stock repurchase or issuance; (vii) the effect of differences between actual foreign currency exchange rates and those assumed in the financial plans; and (viii) fees or assessments, including tax assessments, from legislation enacted after the date hereof.
“After-Tax Operating Earnings Per Share” shall mean, with respect to a fiscal year, the Company’s after-tax net income or loss for such fiscal year, adjusted to exclude after-tax net realized investment gains or losses and after-tax non-operating retirement-related gains or losses and any Additional Adjustment Items (“After-

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Tax Operating Earnings”), divided by the weighted-average number of shares of common stock of the Company outstanding for such fiscal year (assuming dilution).
“Average Three-Year After-Tax Operating Earnings Per Share” shall mean the average of the After-Tax Operating Earnings Per Share for each of the Company’s fiscal years ending on December 31, 2014, 2015 and 2016.
“Average Three-Year Return on Equity” shall mean the average of the Return on Equity for each of the Company’s fiscal years ending on December 31, 2014, 2015 and 2016.
“Peer Group” shall mean the following group of peer companies: Aflac Incorporated, Assurant, Inc., The Hartford Financial Services Group, Inc., Lincoln National Corporation, MetLife, Inc., Principal Financial Group, Inc., Protective Life Corporation, Prudential Financial, Inc., StanCorp Financial Group, Inc., and Torchmark Corporation. A company shall be removed from the Peer Group if it: (i) ceases to be a domestically domiciled publicly traded company on a national stock exchange or market system, unless such cessation of such listing is due to a low stock price or low trading volume; (ii) has gone private; (iii) has reincorporated in a foreign (e.g., non-U.S.) jurisdiction, regardless of whether it is a reporting company in that or another jurisdiction; or (iv) has been acquired by another company (whether by another company in the Peer Group or otherwise, but not including internal reorganizations) or has sold all or substantially all of its assets. A company that is removed from the Peer Group before the end of the Performance Period will be excluded from the calculation of TSR Percentile Ranking.
“Return on Equity” shall mean, with respect to a fiscal year, the Company’s After-Tax Operating Earnings for such fiscal year divided by the average of the beginning and end of year stockholders’ equity for such fiscal year, adjusted to exclude the accumulated net unrealized gain or loss on securities, the accumulated net gain or loss on cash flow hedges and any Additional Adjustment Items, expressed as a percentage.
“Total Shareholder Return” shall mean total shareholder return as applied to the Company or any company in the Peer Group, determined by comparing the average of the applicable company’s closing stock prices over the 20 trading days immediately preceding the first day of the Performance Period with the average of the applicable company’s closing stock prices over the last 20 trading days of the Performance Period, including dividends and distributions made or, with respect to which a record date has occurred, declared (assuming such dividends or distributions are reinvested in the common stock of the Company or any company in the Peer Group) during the Performance Period.
“TSR Percentile Ranking” shall mean the relative ranking of the Company’s Total Shareholder Return as compared to the Total Shareholder Returns of the Peer Group companies, expressed as a percentile ranking.

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